Exhibit 99.1

NEWS

5350 Tech Data Drive Clearwater, FL 33760 (727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, August 2, 2006	TRADED: NASDAQ/NMS

Tech Data Announces Preliminary Fiscal 2007 Second-Quarter Results

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced preliminary results for the second quarter ended July 31, 2006.

Based upon preliminary financial information, the company expects to report fiscal 2007 second-quarter net sales of approximately $4.94 billion. The company’s net sales outlook provided during the fiscal 2007 first-quarter earnings announcement was a range of $4.95 billion to $5.10 billion. In the comparable second quarter of fiscal 2006, the company generated $4.8 billion in net sales. Fiscal 2007 second-quarter net income, excluding any restructuring charges and consulting costs related to the EMEA region or other charges, is now expected to be near breakeven. The company’s previously announced outlook for second-quarter net income was in the range of $17 million to $20 million, or $0.30 to $0.36 per diluted share, excluding any restructuring charges and consulting costs related to the EMEA region or other charges. The decline in expected earnings is attributable to lower-than-expected net sales in the EMEA region combined with a lower-than-expected gross margin, principally in EMEA. In addition, the previously announced outlook for the second quarter included an estimated effective tax rate of 38 percent. Due to the decline in projected income levels in the EMEA region, the company now anticipates an estimated effective tax rate in excess of 80 percent, which accounts for approximately one-third of the anticipated second-quarter earnings shortfall. The revised outlook also excludes any potential impairment charges for goodwill and any potential increase in the valuation allowance for deferred tax assets, which could be material, resulting from the decline in the EMEA operating performance. The company is in the process of completing its review and assessment of possible charges related to such assets.

“We are clearly disappointed with our operating performance in EMEA. While our restructuring program and related efforts to realign our EMEA organization over the last year have provided benefits, the internal disruptions related to such initiatives coupled with the challenging market environment and competitive margin conditions have hindered our progress. It will undoubtedly take longer than originally anticipated to improve our operating performance in EMEA,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “In the Americas, we continue to perform within our expectations in a market that has been very competitive.”

In conjunction with this announcement, Tech Data will hold a conference call today at 10:00 a.m. (EDT). A webcast of the call will be available to all interested parties and can be accessed at www.techdata.com and will be available for replay until 5:00 (EDT) on Wednesday, August 9, 2006. Tech Data plans to announce final results for the second quarter of fiscal 2007 before the market opens on Wednesday, August 23, 2006 and will hold a conference call at 10:00 a.m. (EDT).

Tech Data Corporation	Page 2 of 2
August 2, 2006

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; dependence on information systems; restructuring activities; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; potential asset impairments resulting from declines in operating performance; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at http://www.techdata.com. All information in this release is as of August 2, 2006. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ:TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 107th on the FORTUNE 500(R), Tech Data generated $20.5 billion in net sales for its fiscal year ended January 31, 2006. For more information, visit http://www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

or

Charles V. Dannewitz, Senior Vice President of Tax and Treasurer

727-532-8028 (chuck.dannewitz@techdata.com)